CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Acquires $31 Million TD Bank Office Building

New York, New York, March 18, 2013 - American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that it purchased a TD Bank office building in Falmouth, Maine. The net lease property contains 143,030 rentable square feet for a contract purchase price of $31.0 million at a capitalization rate of 8.9% (calculated by dividing annualized rental income on a straight-line basis by base purchase price).

“Coupled with our $8.8 million purchase of a FedEx Ground facility this past week, we have made approximately $40 million of acquisitions which reflect our focus on assembling a portfolio of strong credit tenants,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. Mr. Schorsch added, “We are pleased to have added TD Bank, a well-known nationally recognized banking institution, to our portfolio.”

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.arcpreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.